Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Capstone Turbine Corporation:

We consent to the incorporation by reference in the Registration Statements of Capstone Turbine Corporation on Form S-3 (File No. 333-203431) and Form S-8 (File Nos. 333-207967 and 333-184033) of our report dated June 13, 2017 with respect to our audit of the consolidated financial statements of Capstone Turbine Corporation as of March 31, 2017 and for the year then ended (which report includes an explanatory paragraph related to the retrospective application of a change in accounting method of reporting cash flows), which report is included in this Annual Report on Form 10-K of Capstone Turbine Corporation for the year ended March 31, 2017.

/s/ Marcum LLP

Marcum LLP

Irvine, California

June 13, 2017